As filed with the Securities and Exchange Commission on December 21, 2007
Registration No. 333-127891

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
______________________

United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Governing Instruments)
___________________________________

1702 N. Collins Boulevard, Suite 100
Richardson, Texas  75080
(214) 370-8960
(800) 859-9338
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
____________________________________

Hollis M. Greenlaw, Esq.
Director, UMTH Land Development, L.P.
1702 N. Collins Boulevard, Suite 100
Richardson, Texas  75080
(214) 370-8960, (800) 859-9338
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
____________________________________

Copies to:
Lauren Burnham Prevost, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000
____________________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable following effectiveness of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-127891

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Registration No. 333-127891) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to add certain exhibits not previously filed with respect to such Registration Statement.  No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits.

(b)           Exhibits:  The following exhibits are filed as part of this registration statement:

Exhibit No.:	Description:

1.1	Form of Selected Dealer Agreement between Registrant and Selling Group Members (filed herewith)

4.1	Form of Subscription Agreement (previously filed in and incorporated by reference to Exhibit C to Supplement No. 5 to prospectus filed on December 21, 2007)

10.24
Note Purchase, Assignment and Assumption Agreement by and between McDougal Family Partnership, LTD. and United Development Funding III, L.P. (previously filed in and incorporated by reference to Form 10-Q filed May 15, 2007)

10.25	Secured Line of Credit Promissory Note by United Development Funding X, L.P. (previously filed in and incorporated by reference to Form 10-Q filed November 14, 2007)

10.26	Security Agreement by United Development Funding X, L.P. in favor of United Development Funding III, L.P. (previously filed in and incorporated by reference to Form 10-Q filed November 14, 2007)

10.27	Continuing Unconditional Guaranty by UMT Holdings, L.P. for the benefit of United Development Funding III, L.P. (previously filed in and incorporated by reference to Form 10-Q filed November 14, 2007)

10.28
Fairness opinion with respect to Secured Line of Credit Promissory Note by United Development Funding X, L.P. for the benefit of United Development Funding III, L.P. (previously filed in and incorporated by reference to Form 10-Q filed November 14, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of December, 2007.

United Development Funding III, L.P.

By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Hollis M. Greenlaw	Chief Executive Officer of UMTH Land Development, L.P., sole general partner of the Registrant,	December 21, 2007
Hollis M. Greenlaw	and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.
(Principal Executive Officer)

/s/ Cara D. Obert	Chief Financial Officer of UMTH Land Development, L.P., sole general partner of the Registrant	December 21, 2007
Cara D. Obert	(Principal Financial Officer and Principal Accounting Officer)

/s/ Theodore F. Etter	Chairman of the Board of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.,	December 21, 2007
Theodore F. Etter	sole general partner of the Registrant